Exhibit 16.1

May 3, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read statements included under Item 4.01 of the Form 8-K of Serina Therapeutics, Inc. (formerly known as AgeX Therapeutics, Inc.) dated May 3, 2024. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on April 30, 2024. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

San Francisco, California